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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

_________________________

Filed by the registrant ☒ Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
☐	Definitive proxy statement
☒	Definitive additional materials
☐	Soliciting material under § 240.14a-12

COMSTOCK RESOURCES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On April 22, 2025, Comstock Resources, Inc. (the "Company") filed a definitive proxy statement (the "Proxy Statement") with the Securities and Exchange Commission for the Company’s 2025 Annual Meeting of Stockholders to be held on June 3, 2025 (the "Annual Meeting"). The Company is filing this supplement (this "Supplement") to its Proxy Statement solely to correct the vote standard and to clarify the treatment and effect of broker non-votes on Proposal 2 as described in the last paragraph on page 25 in the section titled "Proposal 2 – To Approve An Amendment To The 2019 Long-Term Incentive Plan" ("Proposal 2 Section").

Voting Information on Proposal 2

The vote required to approve Proposal 2, as disclosed on page 4 of the Proxy Statement in the "Questions and Answers about the Annual Meeting and Voting" (the "Q&A Section"), was properly stated as "the affirmative vote of the majority of shares of common stock of the Company represented at the Annual Meeting and entitled to vote." Additionally, the treatment and effect of broker non-votes was also properly stated on page 5 of the Proxy Statement in the Q&A Section, indicating that broker non-votes will have no effect on Proposals 1 and 3 and have the effect of a vote AGAINST Proposal 2. This is due to the fact that, in accordance with Article SEVENTH of the Company’s Second Amended and Restated Articles of Incorporation, as amended, approval of Proposal 2 requires the vote of the holders of a majority of the capital stock present in person or by proxy at the Annual Meeting, which means that at least a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting must vote in favor of Proposal 2 (whereas, Proposal 3 is a "routine matter" for which brokers have discretionary authority to vote, and as such, there will be no "broker non-votes" for Proposal 3). Due to an inadvertent error, the Proposal 2 Section of the Proxy Statement was not updated to correctly reflect this vote standard or the correct treatment and effect of broker non-votes on the proposal. This Supplement is being filed solely to correct the vote standard and clarify the treatment and effect of broker non-votes as described in the Proposal 2 Section of the Proxy Statement. The aforementioned paragraph is replaced in its entirety to read as follows:

PROPOSAL 2	TO APPROVE AN AMENDMENT TO THE 2019 LONG-TERM INCENTIVE PLAN

A majority of the shares present in person or by proxy at the meeting and entitled to vote is required for approval of the amendment to the 2019 Plan. Brokers do not have discretion to vote on this proposal without instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal. While broker non-votes are not entitled to vote on the proposal, the shares representing the broker non-votes are entitled to vote at the meeting and, accordingly, will have the same effect as votes AGAINST the proposal. Abstentions will also have the same effect as votes AGAINST the proposal.

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.

Voting Information

Proxies received since the mailing date of the Proxy Statement will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy in the manner described under "How can a proxy be revoked?" starting on page 6 in the Q&A Section of the Proxy Statement. If you have already submitted a proxy to vote your shares at the Annual Meeting and you do not wish to change your vote, you do not need to resubmit a new proxy.